EXHIBIT 99

Contact:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent;
2007 Guidance Raised
•	Sales Up 7 Percent to $7.9 Billion

•	Operating Margin Increases 47 Percent to $807 Million or 10.2 Percent of Sales

•	Diluted Earnings per Share from Continuing Operations Up 60 Percent to $1.41

•	Cash from Operations Totals a Record $1 Billion

•	New Business Awards Total $11.5 Billion Bringing Total Backlog to Record $64.1 Billion

•	2007 EPS Guidance Raised to Approximately $5.10
     LOS ANGELES — Oct. 24, 2007 — Northrop Grumman Corporation (NYSE: NOC) reported that third quarter 2007 income from continuing operations rose 59 percent to $490 million, or $1.41 per diluted share, from $308 million, or $0.88 per diluted share, in the third quarter of 2006. Third quarter 2007 includes an after-tax gain of $21 million, or $0.06 per diluted share, for the reorganization of AMSEC LLC. Third quarter 2006 results included a $112.5 million pre-tax, or $0.20 per diluted share, legal provision. Sales for the 2007 third quarter increased 7 percent to $7.9 billion from $7.4 billion in the 2006 third quarter. Third quarter 2007 cash from operations increased to $1 billion from $962 million in the prior year period.
Operating Highlights*

	Third Quarter			Nine Months
($ millions except per share data)	2007	2006	Change	2007	2006	Change

Sales	7,928	7,429	7%	23,194	22,100	5%
Operating margin	807	549	47%	2,246	1,841	22%
as a % of sales	10.2%	7.4%	280 bps	9.7%	8.3%	140 bps
Income from continuing operations	490	308	59%	1,346	1,116	21%
Diluted EPS from continuing operations	1.41	.88	60%	3.84	3.17	21%
Net income	489	302	62%	1,336	1,089	23%
Diluted EPS	1.41	.86	64%	3.81	3.09	23%
Cash from operations	1,015	962	6%	2,156	1,485	45%
* Operating results for all periods presented reflect the reclassification of Interconnect Technologies (formerly reported in Electronics) from continuing to discontinued operations.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	2

     “Higher sales, higher segment operating margin, and lower corporate expenses drove this quarter’s EPS increase. Our four businesses performed well, expanding segment operating margin rate to more than 10 percent, led by a very strong performance at Ships. Cash from operations of more than $1 billion was a record and brought us to more than $2.1 billion year-to-date. We ended the quarter with a $64 billion total backlog, another record for the company,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     “Based on year-to-date double-digit growth in net income and EPS, we are raising guidance for 2007 earnings per share to approximately $5.10 on a sales base of approximately $31.5 billion. Our focus on performance is generating sales growth, higher margin rates, double-digit EPS growth and solid cash generation in 2007, and we are driving performance to ensure this strength continues in 2008,” Sugar concluded.
     Third quarter 2007 operating margin increased $258 million, or 47 percent, to $807 million from $549 million in the prior year period, driven by higher segment operating margin, substantially lower unallocated expense, and lower net pension adjustment. Segment operating margin increased $118 million, or 17 percent, and as a percent of sales increased 90 basis points to 10.3 percent from 9.4 percent in the prior year period. Third quarter 2007 unallocated expenses declined $107 million from the prior year period, which included a $112.5 million legal provision. Third quarter 2007 net pension adjustment declined $33 million. As a percent of sales, operating margin increased 280 basis points to 10.2 percent from 7.4 percent.
     Federal and foreign income taxes for the 2007 third quarter increased to $241 million from $169 million in the third quarter of 2006. The effective tax rate applied to income from continuing operations for the 2007 third quarter was 33.0 percent compared with 35.4 percent in the 2006 third quarter.
     Net income for the 2007 third quarter increased 62 percent to $489 million, or $1.41 per diluted share, from $302 million, or $0.86 per diluted share, for the same period of 2006. Earnings per share are based on weighted average diluted shares outstanding of 352.6 million for the third quarter of 2007 and 351 million for the third quarter of 2006. For both the three months and nine months in 2007, weighted average shares outstanding include 6.4 million shares for the dilutive effects of the company’s Series B mandatorily redeemable preferred stock; the effects of these mandatorily redeemable preferred shares were not included in weighted average shares outstanding for the three and nine months in 2006 because they were not dilutive.
     New business awards in the 2007 third quarter totaled $11.5 billion led by business awards at Aerospace and Electronics. New business awards are firm contractual additions to backlog received during the period. Funded contract acquisitions for the 2007 third quarter totaled $7.5 billion compared with $6.2 billion for the same period of 2006. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $64.1 billion on Sept. 30, 2007.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	3

Cash Flow Highlights

	Third Quarter			Nine Months
($ millions)	2007	2006	Change	2007	2006	Change

Cash from operations	1,015	962	53	2,156	1,485	671
Less:
Capital expenditures	133	169	36	431	493	62
Outsourcing contract & related software costs	9	43	34	89	43	(46)

Free cash flow[1]	873	750	123	1,636	949	687
1Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
     Cash provided by operations in the 2007 third quarter totaled more than $1 billion compared with $962 million in the prior year period. The year-over-year improvement is primarily driven by higher net income, partially offset by an increase in cash income taxes paid. Third quarter 2007 capital spending totaled $133 million and included $30 million for Hurricane Katrina, compared with capital spending of $169 million in the third quarter of 2006, which included $26 million for Hurricane Katrina. Third quarter 2007 free cash flow increased to $873 million from $750 million. Year-to-date free cash flow increased to $1.6 billion from $949 million reflecting improved cash from operations and reductions in cash used in discontinued operations.
Cash Measurements, Debt and Capital Deployment

($ millions)	9/30/2007	12/31/2006

Cash & cash equivalents	713	1,015
Total debt	4,037	4,162
Net debt[1]	3,324	3,147
Mandatorily redeemable preferred stock	350	350
Net debt to total capital ratio[2]	16%	15%
1Total debt less cash and cash equivalents
2Net debt divided by the sum of shareholders’ equity and total debt.
     Changes in cash and cash equivalents and total debt reflect the following cash deployment and financing actions during 2007:
•	$685 million for business acquisitions, including $584 million for Essex Corporation in January 2007

•	$1.1 billion accelerated share repurchases completed in June and September 2007

•	$431 million capital expenditures and $89 million for outsourcing contract and related software costs

•	$378 million dividends paid

•	$246 million proceeds from exercises of stock options and issuance of common stock

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	4

2007 Guidance Updated

($ billions except per share amounts)		Prior		Current

Sales		~31.5	± 250 Million	Same
Segment operating margin[1] %		Mid 9%		Same
Operating margin %		Low 9%		Mid 9%
Diluted EPS from continuing operations		4.90 – 5.05		~5.10
Cash from operations	Upper end of range	2.5 – 2.8		Same
Free cash flow[2]	Upper end of range	1.6 – 2.0		Same
1Segment operating margin is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
Business Results
Consolidated Sales & Segment Operating Margin1

($ millions)	Third Quarter			Nine Months
	2007	2006	Change	2007	2006	Change

Sales
Information & Services	3,139	2,889	9%	9,295	8,355	11%
Aerospace	2,005	2,016	(1%)	6,034	6,286	(4%)
Electronics	1,673	1,665	—	4,980	4,756	5%
Ships	1,469	1,238	19%	3,984	3,808	5%
Intersegment eliminations	(358)	(379)		(1,099)	(1,105)

Sales	7,928	7,429	7%	23,194	22,100	5%

Segment operating margin[1]
Information & Services	244	257	(5%)	759	752	1%
Aerospace	204	203	—	641	610	5%
Electronics	211	198	7%	579	552	5%
Ships	183	76	141%	396	273	45%
Intersegment eliminations	(25)	(35)		(82)	(87)

Segment operating margin[1]	817	699	17%	2,293	2,100	9%
as a % of sales	10.3%	9.4%	90 bps	9.9%	9.5%	40 bps

Reconciliation to operating margin:
Unallocated & other expenses	(41)	(148)		(139)	(235)
Net pension adjustment[2]	31	(2)		92	(24)

Operating margin	807	549	47%	2,246	1,841	22%
as a % of sales	10.2%	7.4%	280 bps	9.7%	8.3%	140 bps
1 Segment operating margin is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Net pension adjustment includes pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	5

     As previously announced, beginning in the 2007 first quarter, Radio Systems is reported as part of Mission Systems. Operating results for all periods presented reflect the reclassification of Interconnect Technologies (formerly reported in Electronics) from continuing to discontinued operations. Schedule 6 provides previously reported quarterly financial results reflecting discontinued operations.
Information & Services

	Third Quarter ($ millions)
	2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Mission Systems	$1,459	$144	9.9%	$1,340	$131	9.8%
Information Technology	1,107	72	6.5%	1,023	92	9.0%
Technical Services	573	28	4.9%	526	34	6.5%

	$3,139	$244	7.8%	$2,889	$257	8.9%

     Information & Services third quarter 2007 sales increased $250 million, or 9 percent, from the prior year period driven by higher sales for all three reporting segments. Although sales increased, Information & Services operating margin declined by $13 million or 5 percent, and as a percent of sales declined to 7.8 percent from 8.9 percent in the prior year period.
     Mission Systems sales increased $119 million, or 9 percent, due to the Essex Corporation acquisition, higher volume for several missile defense programs, and higher volume for several command, control & communications programs. Operating margin rose $13 million, or 10 percent, and as a percent of sales, was 9.9 percent compared with 9.8 percent in the prior year’s third quarter. The increase in margin was primarily driven by higher volume, and includes improved performance for several programs, which was partially offset by an increase in amortization of purchased intangibles.
     Information Technology sales rose $84 million, or 8 percent, largely due to higher volume for state and local programs and restricted intelligence programs. Higher volume for these programs was partially offset by lower volume for civilian agencies programs.
     Information Technology third quarter 2007 operating margin declined $20 million, or 22 percent. As a percent of sales, operating margin declined to 6.5 percent from 9 percent principally due to lower performance for state and local IT outsourcing programs. The lower performance is due to growth in transition cost (including $22 million in increased amortization of deferred and other outsourcing costs). Third quarter operating margin also included improved performance for intelligence programs and discretionary spending for shared internal information systems infrastructure.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	6

     Technical Services sales rose $47 million, or 9 percent, primarily due to the Nevada Test Site program. Operating margin decreased $6 million, or 18 percent from the prior year period, which included performance improvements for several programs. As a percent of sales, operating margin declined to 4.9 percent from 6.5 percent in the prior year period.
Aerospace

	Third Quarter ($ millions)
	2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Integrated Systems	$1,255	$145	11.6%	$1,317	$137	10.4%
Space Technology	750	59	7.9%	699	66	9.4%

	$2,005	$204	10.2%	$2,016	$203	10.1%

     Aerospace third quarter 2007 sales declined slightly from the prior year period due to lower volume in Integrated Systems, partially offset by higher volume in Space Technology. Aerospace third quarter 2007 operating margin was comparable to the prior year period, and as a percent of sales, increased to 10.2 percent from 10.1 percent.
     Integrated Systems sales declined $62 million, or 5 percent, primarily due to lower volume for the E-2D Advanced Hawkeye, F-35 and EA-18G programs, as these programs transition from development to production, as well as significant customer-directed scope reductions associated with the E-10A platform and related MP-RTIP efforts. Lower volume in these programs was partially offset by higher volume for the F/A-18 and Global Hawk programs. Integrated Systems operating margin rose $8 million, or 6 percent, and as a percent of sales, increased to 11.6 percent from 10.4 percent in the prior year period. The operating margin increase includes performance improvements for E-2 programs, which more than offset the impact of lower sales volume.
     Space Technology sales increased $51 million, or 7 percent, primarily due to higher volume for restricted programs and the James Webb Space Telescope. Increases in these programs were partially offset by lower volume in the Advanced Extremely High Frequency program. Space Technology operating margin decreased $7 million, or 11 percent, and as a percent of sales declined to 7.9 percent from 9.4 percent in the prior year period. Space Technology operating margin in the 2006 third quarter included several favorable performance adjustments.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	7

Electronics

Third Quarter ($ millions)
2007			2006
	Operating	% of		Operating	% of
Sales	Margin	Sales	Sales	Margin	Sales

$1,673	$211	12.6%	$1,665	$198	11.9%

     Electronics third quarter 2007 sales were slightly higher than the prior year period and include higher volume for electro-optical and infrared countermeasures programs, a restricted program and commercial products, which was partially offset by declining volume on fixed price development programs.
     Electronics third quarter 2007 operating margin increased $13 million, or 7 percent, and as a percent of sales, increased to 12.6 percent from 11.9 percent in the prior year period. Operating margin for the 2007 third quarter includes favorable performance adjustments on several programs.
Ships

Third Quarter ($ millions)
2007			2006
	Operating	% of		Operating	% of
Sales	Margin	Sales	Sales	Margin	Sales

$1,469	$183	12.5%	$1,238	$76	6.1%

     Ships third quarter 2007 sales rose $231 million, or 19 percent, from the prior year period. The increase primarily includes higher volume for the LPD, DDG, LHA and U.S. Coast Guard programs. Third quarter 2007 sales also include $36 million from AMSEC. AMSEC was reorganized in July 2007, and the businesses retained under the reorganization are now reported in the Ships segment.
     Ships third quarter 2007 operating margin increased $107 million, or 141 percent, from the prior year period. As a percent of sales, operating margin rate more than doubled to 12.5 percent from 6.1 percent in the prior year period. The increase in third quarter 2007 operating margin over the prior year period reflects risk reduction upon completion of several contract actions, higher volume, performance improvements, and a $22 million pre-tax gain resulting from the AMSEC reorganization.
Third Quarter Highlights
•	The U.S. Navy awarded Northrop Grumman a six-year, $636 million contract for the Unmanned Combat Air System Carrier Demonstration program, which will demonstrate the capability of the X-47B, an autonomous, low-observable air vehicle and conduct the first ever at-sea carrier launches and recoveries with a fixed-wing unmanned air system.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	8

•	The U.S. Army awarded Northrop Grumman a system integration contract for the Guardrail Modernization program to continue upgrading and enhancing the system and extend Guardrail’s operational life beyond 2020. The indefinite delivery/indefinite quantity contract is potentially valued at $462 million.

•	The U.S. Navy awarded Northrop Grumman a $408 million pilot production contract to produce the next three E-2D Advanced Hawkeye airborne early warning and battle management command and control aircraft for the Navy.

•	The U.S. Army has awarded Northrop Grumman a $331 million cost plus award fee contract to provide logistical support services to the National Training Center at Fort Irwin, Calif.

•	The U.S. Coast Guard awarded Northrop Grumman a $286 million contract for construction of the third National Security Cutter (WMSL 752), the newest and most capable multi-mission cutter in the Coast Guard fleet.

•	The National Security Administration awarded Northrop Grumman a $220 million contract to develop an advanced information management and data storage system that will support efforts to modernize the nation’s electronic intelligence and broader signals intelligence capabilities.

•	The U.S. Navy awarded Northrop Grumman two contracts with a potential value of more than $120 million for maintenance and modernization work on aircraft carriers based in San Diego and Yokosuka, Japan.

•	The Northrop Grumman-built amphibious transport dock ship Mesa Verde (LPD 19) successfully completed acceptance trials for the U.S. Navy, passing all major testing events and proving its readiness to be delivered to the Navy. The ship was delivered to the Navy on Sept. 28, 2007, and is scheduled to be commissioned in Panama City, Fla., on Dec. 15, 2007.

•	The U.S. Navy awarded Northrop Grumman a contract potentially valued at more than $98 million for the procurement of nearly 940 Special Operations Forces Laser Acquisition Marker/Special Operations Forces Laser Rangefinder Designators, associated data and provisioning items.

•	The U.S. Army awarded a $95 million contract to Northrop Grumman to provide more than 300 of the company’s battle-proven Lightweight Laser Designator Rangefinder systems that provide targeting capability for laser-guided, GPS-guided and conventional munitions.

•	Northrop Grumman, in conjunction with the NPOESS Integrated Program Office, completed the restructure of the National Polar-orbiting Operational Environmental Satellite System (NPOESS). The restructured contract value has increased by $2.3 billion and represents a rigorous year-long effort to re-plan virtually every aspect of the NPOESS program.

•	The U.S. Department of Defense awarded Northrop Grumman an indefinite delivery/indefinite quantity contract to provide technology development application for new products and services to defense and federal civilian agencies, state and local authorities, and partner nations engaged in counter-drug and counter-narcoterrorism

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	9

operations. Northrop Grumman is one of five companies that will compete for task orders under this contract, which has a total program ceiling of $15 billion over five years.

•	The U.S. General Services Administration awarded Northrop Grumman an Alliant indefinite-delivery/indefinite quantity contract to deliver cost-effective information technology solutions to the federal government for improved service and increased efficiency. Northrop Grumman is one of 29 companies that received awards under the Alliant contract, which is valued at up to $50 billion, collectively.

•	The U.S. Centers for Medicare and Medicaid Services awarded Northrop Grumman a contract to help the agency modernize its services, improve health care quality and reduce costs. Northrop Grumman will compete with 15 other companies for task orders under the 10-year, $4 billion Enterprise System Development indefinite delivery/indefinite quantity contract.

•	The U.S. Department of State awarded Northrop Grumman a blanket purchase agreement (BPA) to provide security support services for the department’s computer systems and networks. Northrop Grumman is one of eight companies awarded under the BPA program, which has a ceiling of $710 million, in the aggregate.

•	In October, the U.S. Citizenship and Immigration Services selected a team that includes Northrop Grumman to provide large operations management services at its California and Vermont service centers. The three-year indefinite delivery/indefinite quantity contract has a total ceiling value of $225 million to the team, on which Northrop Grumman will be a subcontractor to Stanley, Inc. of Arlington, Va.

•	The first KC-30 Tanker aircraft completed its maiden flight, underscoring the production strategy selected by Northrop Grumman’s KC-30 industry team for the U.S. Air Force’s KC-135 tanker replacement program.

•	In a major program milestone, Northrop Grumman delivered the first Space Based Infrared System geosynchronous orbit payload to prime contractor Lockheed Martin for integration into the U.S. Air Force spacecraft and final system-level testing.

•	Northrop Grumman announced the achievement of more than 10,000 on-aircraft operational hours for the Guardian™ Counter-Man Portable Air Defense System currently installed on nine wide-body cargo aircraft flying daily in commercial revenue service as part of the U.S. Department of Homeland Security’s C-MANPADS program.

•	Northrop Grumman entered into a $500 million accelerated share repurchase agreement with JPMorgan Chase Bank, NA, London Branch in which the company repurchased approximately 6.5 million shares of Northrop Grumman common stock from JPMorgan Chase.

•	Northrop Grumman increased its ownership in Scaled Composites to 100 percent and acquired Xinetics, Inc.

•	Northrop Grumman’s board of directors elected Gary W. Ervin corporate vice president and president of the company’s Integrated Systems sector, effective Jan. 1, 2008.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	10

About Northrop Grumman
     Northrop Grumman Corporation is a $30 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
     Northrop Grumman will webcast its earnings conference call at 12:30 p.m. EDT on Oct. 24, 2007. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation, appeals and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; successful reduction of debt; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts;

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Third Quarter 2007 Net Income Increases 62 Percent; 2007 Guidance Raised	11

legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
$ in millions, except per share	2007	2006	2007	2006

Sales and Service Revenues
Product sales	$4,310	$4,404	$13,015	$13,550
Service revenues	3,618	3,025	10,179	8,550

Total sales and service revenues	7,928	7,429	23,194	22,100

Cost of Sales and Service Revenues
Cost of product sales	3,236	3,518	9,987	10,631
Cost of service revenues	3,094	2,576	8,635	7,406
General and administrative expenses	791	786	2,326	2,222

Operating margin	807	549	2,246	1,841
Other Income (Expense)
Interest income	6	13	19	29
Interest expense	(84)	(86)	(256)	(263)
Other, net	2	1	(22)	(9)

Income from continuing operations before income taxes	731	477	1,987	1,598
Federal and foreign income taxes	241	169	641	482

Income from continuing operations	490	308	1,346	1,116
Loss from discontinued operations, net of tax	(1)	(6)	(10)	(27)

Net income	$489	$302	$1,336	$1,089

Income from continuing operations	$490	$308	$1,346	$1,116
Preferred dividends	6		18

Income available to common shareholders from continuing operations	$496	$308	$1,364	$1,116

Basic Earnings (Loss) Per Share
Continuing operations	$1.44	$.89	$3.93	$3.23
Discontinued operations	(.01)	(.01)	(.03)	(.08)

Basic earnings per share	$1.44	$.88	$3.90	$3.15

Weighted average common shares outstanding, in millions	340.2	344.7	342.9	345.8

Diluted Earnings (Loss) Per Share
Continuing operations	$1.41	$.88	$3.84	$3.17
Discontinued operations	.01	(.02)	(.03)	(.08)

Diluted earnings per share	$1.41	$.86	$3.81	$3.09

Weighted average diluted shares outstanding, in millions	352.6	351.0	355.4	352.1

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	September 30,	December 31,
$ in millions	2007	2006

Assets:
Cash and cash equivalents	$713	$1,015
Accounts receivable, net of progress payments of $38,611 in 2007 and $34,085 in 2006	3,666	3,562
Inventoried costs, net of progress payments of $1,394 in 2007 and $1,225 in 2006	1,102	1,176
Deferred income taxes	691	706
Prepaid expenses and other current assets	282	266

Total current assets	6,454	6,725
Property, plant, and equipment, net of accumulated depreciation of $3,330 in 2007 and $3,005 in 2006	4,539	4,525
Goodwill	17,658	17,219
Other purchased intangibles, net of accumulated amortization of $1,654 in 2007 and $1,555 in 2006	1,109	1,139
Pension and postretirement benefits asset	1,357	1,349
Other assets	1,106	1,052

Total assets	$32,223	$32,009

Liabilities:
Notes payable to banks	$40	$95
Current portion of long-term debt	111	75
Trade accounts payable	1,540	1,682
Accrued employees’ compensation	1,273	1,176
Advance payments and billings in excess of costs incurred	1,532	1,571
Income tax payable	6	535
Other current liabilities	1,698	1,619

Total current liabilities	6,200	6,753
Long-term debt, net of current portion	3,886	3,992
Mandatorily redeemable preferred stock	350	350
Pension and postretirement benefits liability	3,385	3,302
Other long-term liabilities	1,637	997

Total liabilities	15,458	15,394

Shareholders’ Equity:
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2007 — 338,217,941; 2006 — 345,921,809	338	346
Paid-in capital	10,643	11,346
Retained earnings	7,063	6,183
Accumulated other comprehensive loss	(1,279)	(1,260)

Total shareholders’ equity	16,765	16,615

Total liabilities and shareholders’ equity	$32,223	$32,009

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	Nine months ended
	September 30
$ in millions	2007	2006

Operating Activities
Sources of Cash – Continuing Operations
Cash received from customers
Progress payments	$5,384	$5,044
Collections on billings	18,015	16,942
Proceeds from insurance carriers related to operations	125	46
Other cash receipts	83	82

Total sources of cash-continuing operations	23,607	22,114

Uses of Cash – Continuing Operations
Cash paid to suppliers and employees	(20,357)	(19,589)
Interest paid	(300)	(309)
Income taxes paid	(684)	(555)
Excess tax benefits from stock-based compensation	(73)	(52)
Other cash payments	(22)	(43)

Total uses of cash-continuing operations	(21,436)	(20,548)

Cash provided by continuing operations	2,171	1,566
Cash used in discontinued operations	(15)	(81)

Net cash provided by operating activities	2,156	1,485

Investing Activities
Proceeds from sale of businesses, net of cash divested		43
Payment for businesses purchased	(685)
Proceeds from sale of property, plant, and equipment	16	10
Additions to property, plant, and equipment	(431)	(493)
Payments for outsourcing contract and related software costs	(89)	(43)
Proceeds from insurance carriers related to capital expenditures	3	90
Payment for purchase of investment		(35)
Decrease in restricted cash	45
Other investing activities, net	(5)	(14)

Net cash used in investing activities	(1,146)	(442)

Financing Activities
Net (payments) borrowings under lines of credit	(63)	36
Principal payments of long-term debt	(96)	(522)
Proceeds from exercises of stock options and issuance of common stock	246	372
Dividends paid	(378)	(298)
Excess tax benefits from stock-based compensation	73	52
Common stock repurchases	(1,094)	(825)

Net cash used in financing activities	(1,312)	(1,185)

Decrease in cash and cash equivalents	(302)	(142)
Cash and cash equivalents, beginning of period	1,015	1,605

Cash and cash equivalents, end of period	$713	$1,463

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	Nine months ended
	September 30
$ in millions	2007	2006

Reconciliation of Net Income to Net Cash Provided by Operating Activities
Net Income	$1,336	$1,089
Adjustments to reconcile to net cash provided by operating activities Depreciation	416	415
Amortization of assets	106	104
Stock-based compensation	135	155
Excess tax benefits from stock-based compensation	(73)	(52)
Loss on disposals of property, plant, and equipment	14	8
Amortization of long-term debt premium	(8)	(11)
(Gain) loss on investments	(22)	15
Decrease (increase) in Accounts receivable	(4,500)	(3,924)
Inventoried costs	(95)	(158)
Prepaid expenses and other current assets	(17)	(15)
Increase (decrease) in Progress payments	4,694	3,821
Accounts payable and accruals	(35)	15
Deferred income taxes	25	105
Income taxes payable	59	(122)
Retiree benefits	96	68
Other non-cash transactions, net	40	53

Cash provided by continuing operations	2,171	1,566
Cash used in discontinued operations	(15)	(81)

Net cash provided by operating activities	$2,156	$1,485

Non-Cash Investing and Financing Activities
Sale of businesses
Investment in unconsolidated affiliate	$30
Liabilities assumed by purchaser		$18

Purchase of businesses
Fair value of assets acquired, including goodwill	$892
Cash paid for businesses purchased	(685)
Non-cash consideration given for businesses purchased	(60)

Liabilities assumed	$147

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
FUNDED CONTRACT ACQUISITIONS AND TOTAL BACKLOG
($ in millions)
(unaudited)

	FUNDED CONTRACT ACQUISITIONS(1)
	THIRD QUARTER		NINE MONTHS
	2007	2006 (4)	2007	2006 (4)

Information & Services
Mission Systems	$1,360	$1,136	$4,261	$4,178
Information Technology	1,360	1,384	3,319	3,516
Technical Services	441	712	1,478	1,888

Total Information & Services	3,161	3,232	9,058	9,582
Aerospace
Integrated Systems	990	705	3,437	4,259
Space Technology	475	409	1,665	2,534

Total Aerospace	1,465	1,114	5,102	6,793
Electronics	2,320	1,632	6,891	4,925
Ships	895	578	3,161	6,372
Intersegment Eliminations	(358)	(378)	(1,099)	(1,109)

Total	$7,483	$6,178	$23,113	$26,563

	TOTAL BACKLOG
	SEPTEMBER 30, 2007			DECEMBER 31, 2006
			TOTAL			TOTAL
	FUNDED(2)	UNFUNDED(3)	BACKLOG	FUNDED(2)	UNFUNDED(3)	BACKLOG

Information & Services
Mission Systems	$3,017	$8,938	$11,955	$3,119	$8,488	$11,607
Information Technology	2,698	2,143	4,841	2,667	1,840	4,507
Technical Services	1,209	3,251	4,460	1,375	3,973	5,348

Total Information & Services	6,924	14,332	21,256	7,161	14,301	21,462
Aerospace
Integrated Systems	3,961	5,151	9,112	4,285	4,934	9,219
Space Technology	1,015	8,735	9,750	1,623	7,138	8,761

Total Aerospace	4,976	13,886	18,862	5,908	12,072	17,980
Electronics	8,487	1,981	10,468	6,576	1,583	8,159
Ships	10,031	3,466	13,497	10,854	2,566	13,420

Total	$30,418	$33,665	$64,083	$30,499	$30,522	$61,021

(1)	Funded contract acquisitions represent amounts funded during the period on customer contractually obligated orders.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

(4)	Certain prior period amounts have been reclassified to conform to the 2007 presentation.

SCHEDULE 6
Northrop Grumman Corporation
Summary Operating Results
Discontinued Operations Reclassification
($ in millions)
(unaudited)

	2006					2007
	Three Months Ended				Total	Three Months Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31	Jun 30

Sales and Service Revenues
As reported	$7,093	$7,601	$7,433	$8,021	$30,148	$7,344	$7,929
Interconnect Technologies (1)	(18)	(5)	(4)	(8)	(35)	(4)	(3)

Restated sales and service revenues	$7,075	$7,596	$7,429	$8,013	$30,113	$7,340	$7,926

Segment Operating Margin (2)
As reported	$653	$742	$696	$706	$2,797	$683	$779
Interconnect Technologies (1)	2	4	3	1	10	4	10

Restated segment operating margin	$655	$746	$699	$707	$2,807	$687	$789

Income From Continuing Operations, Net of Tax
As reported	$362	$442	$306	$457	$1,567	$387	$460
Interconnect Technologies, net of tax (1)	1	3	2		6	3	6

Restated income from continuing operations, net of tax	$363	$445	$308	457	1,573	390	466

Preferred Dividends				6	24	6	6

Income available to common shareholders from continuing operations				$463	$1,597	$396	$472

Diluted Earnings Per Share from Continuing Operations
As reported	$1.03	$1.26	$.87	$1.29	$4.44	$1.10	$1.31
Interconnect Technologies, net of tax (1)		.01	.01		.02	.01	.02

Restated diluted earnings per share from continuing operations	$1.03	$1.27	$.88	$1.29	$4.46	$1.11	$1.33

Weighted Average Diluted Shares Outstanding, in millions	350.8	350.1	351.0	359.0	358.6	358.3	355.3

(1)	The adjustment reflects the reclassification of the operating results of the Interconnect Technologies (ITD) businesses formerly reported in the Electronics segment. The assembly business of ITD was sold in the first quarter of 2006 and the remaining ITD business was shut down during the third quarter of 2007. All prior financial information has been reclassified to reflect the business as discontinued operations.

(2)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.